Exhibit 10.1

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

RESOLUTE WYOMING, INC.

AS SELLER

AND

MCL 1 OIL AND GAS WYOMING LLC

AS BUYER

September 15, 2015

EXHIBITS AND SCHEDULES

Exhibit A-1 – Subject Interests (Listing of Leases)

Exhibit A-2 – Mineral Interests

Exhibit A-3 – Easements

Exhibit A-4 – Certain Equipment

Exhibit B – Wells, Proved Projects, Undeveloped Locations, Interests and Allocated Values

Exhibit C – Contracts

Exhibit D – Form of Assignment and Bill of Sale

Exhibit E – Form of Transition Services Agreement

Exhibit F – Form of Parent Guaranty

Schedule 2.03 – Excluded Assets

Schedule 5.02(a) - Disclosed Environmental Matters

Schedule 6.08 – Taxes

Schedule 6.11 – Violations of Laws

Schedule 6.13 – AFEs

Schedule 6.14 – Suspense Revenues

Schedule 6.15 – Consents

Schedule 6.16(a) – Imbalances

Schedule 6.16(b) – Payout Status

Schedule 6.18 – Wells

Schedule 6.19(a) – Material Mining Agreements

Schedule 6.19(b) - Restricted Mining Area

Note: The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this September 15, 2015 (the “Execution Date”), by and between RESOLUTE WYOMING, INC., a Delaware corporation (“Seller”), and MCL 1 OIL AND GAS WYOMING LLC, a Delaware limited liability company (“Buyer”).  Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

W I T N E S S E T H:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I
Definitions and Usage

Section 1.01Definitions.  For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“1031 Assets” — as defined in Section 8.02.

“Accounting Statement” — as defined in Section 14.02(a).

“Advisor” — as defined in Section 2.03(g).

“Affiliate” — as defined in Section 2.03(h).

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.04(b)(ii).

“Allocation Schedule” — as defined in Section 11.01(b).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.06.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 16.02.

“Business Day” — as defined in Section 4.01.

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 16.04.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“Claim” — as defined in Section 16.05(b).

“Claim Notice” — as defined in Section 16.05(b).

“Closing” — as defined in Section 12.01.

“Closing Date” — as defined in Section 12.01.

“Closing Statement” — as defined in Section 12.03.

“Code” — as defined in Section 8.01.

“Confidentiality Agreement” — as defined in Section 4.01.

“Contracts” — as defined in Section 2.02(g).

“control” — as defined in Section 2.03(h).

“Customary Post-Closing Consents” — as defined in Section 4.02(b)(x).

“Defensible Title” — as defined in Section 4.02(a).

“Deposit” — as defined in Section 3.02(a).

“Dispute” or “Disputes” — as defined in Section 18.01.

“Documents” — as defined in Section 19.05.

“Easements” — as defined in Section 2.02(d).

“Effective Time” — as defined in Section 3.03.

“Election Notice” — as defined in Section 18.01.

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” — as defined in Section 3.02(a).

“Examination Period” — as defined in Section 4.01.

“Excluded Assets” — as defined in Section 2.03.

“Execution Date” — as defined in the first paragraph of this Agreement.

“Final Statement” — as defined in Section 14.02(b).

“Final Settlement Date” — as defined in Section 14.02(a).

“Fundamental Representations” means the representations and warranties of Seller set forth in Sections 6.01, 6.02, 6.03, 6.04 and 6.05.

“Governmental Authority” — as defined in Section 4.02(b)(v).

“Governmental Authorizations” — as defined in Section 6.10.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hydrocarbons” — as defined in Section 2.02(e).

“Imbalances” — as defined in Section 14.01.

“Indemnified Party” — as defined in Section 16.05(a).

“Indemnifying Party” — as defined in Section 16.05(a).

“Independent Expert” — as defined in Section 18.01.

“Knowledge” — as defined in Section 19.18.

“Law” — as defined in Section 1.02(a)(v).

“Lead Investor” means has the meaning given to such term in the Resolute Parent Secured Term Loan Agreement dated December 30, 2014.

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 16.03.

“Material Adverse Effect” means any change, inaccuracy, effect, event, result, occurrence, condition or fact (whether foreseeable or not, and whether covered by insurance or not) that has had or could reasonably be expected to have a material adverse effect on the ownership, operation or value of the Assets, taken as a whole; provided, however, that “Material Adverse Effect” shall not include (a) general changes in industry or economic conditions, (b)

changes resulting from a change in commodity prices, (c) changes in Laws or in regulatory policies, (d) changes or conditions resulting from civil unrest, terrorism, acts of God or natural disasters, (e) changes or conditions resulting from the failure of a Governmental Authority to act or omit to act pursuant to Law or (f) changes or conditions that are cured or eliminated without cost to Buyer by Closing; except, in the cases of clauses (c) and (e), to the extent such items disproportionately affect the ownership, operation or value of the Assets as compared with other oil and gas exploration and production assets located in the State of Wyoming.

“Mineral Interests” — as defined in Section 2.02(b).

“Net Revenue Interest” or “NRI” — as defined in Section 4.02(a)(i).

“NORM” — as defined in Section 5.07.

“Notice of Disagreement” — as defined in Section 14.02(a).

“Parent Guaranty” — as defined in Section 16.06.

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.02(b).

“Person” — as defined in Section 2.03(h).

“Personal Property” — as defined in Section 2.02(e).

“Plugging and Abandonment Obligations” — as defined in Section 16.02.

“PPRs” — as defined in Section 4.07(a).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 12.02(c).

“Records” — as defined in Section 2.02(i).

“Resolute Parent” — as defined in Section 4.01.

“Retained Obligations” — as defined in Section 16.01.

“Rules” — as defined in Section 18.01.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” — as defined in Section 15.02(b).

“Seller Ownership Period” — as defined in Section 6.07.

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.02(a).

“Tangible Property” — as defined in Section 17.03.

“Tax Controversy” — as defined in Section 11.04(d).

“Taxes” — as defined in Section 2.03(b).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” — as defined in Section 4.02(b)(ix).

“Title Benefit” — as defined in Section 4.09.

“Title Defect” — as defined in Section 4.03.

“Title Defect Notice” — as defined in Section 4.04(a).

“Title Defect Value” — as defined in Section 4.04(b).

“Transfer Taxes” — as defined in Section 11.02.

“Transition Services Agreement” — as defined in Section 12.04(j).

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Wells” — as defined in Section 2.02(f).

“Working Interest” or “WI” — as defined in Section 4.02(a)(ii).

Section 1.02Usage.

(a)In this Agreement, unless a clear contrary intention appears:

(i)the singular number includes the plural number and vice versa;

(ii)reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii)reference to any gender includes each other gender;

(iv)reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v)reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi)“hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii)“including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii)“or” is used in the inclusive sense of “and/or”;

(ix)with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them.

(b)Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c)This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II
Assets

Section 2.01Agreement to Sell and Purchase.  Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02Assets.  Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s right, title and interest in and to:

(a)the oil, gas or mineral leases described in Exhibit A-1, only insofar as said leases cover the lands described in Exhibit A-1, and any other oil, gas, or mineral lease on which any of the Wells described in Exhibit B are located or that are pooled or unitized with any of the oil, gas or mineral leases described in Exhibit A-1 or any Wells described in Exhibit B (collectively, the “Leases”), and all interests, tenements, hereditaments, and appurtenances belonging to or derived from the Leases, including royalty interests, overriding royalty interests, net profits interests, operating rights, record title and other similar interests in the Leases, subject to any depth restrictions described on Exhibit A-1 (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b)the fee mineral interests described in Exhibit A-2 (collectively, “Mineral Interests”);

(c)except to the extent as may be limited by the Subject Interests, all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests; (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part thereof, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(d)to the extent assignable or transferable by Seller, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used in connection with the Subject Interests, including those described or referred to in Exhibit A-3 (the “Easements”);

(e)to the extent assignable or transferable by Seller, all tangible personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including the personal property, equipment, and inventory described in Exhibit A-4 and all other wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(f)all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in or abandoned), including any oil, gas, water, disposal, injection, temporarily abandoned, permanently abandoned wells, any wells of any kind of every nature and kind, including the wells described in Exhibit B (collectively, “Wells”);

(g)to the extent assignable or transferable by Seller, all contracts, warranties, agreements and other arrangements, and all express and implied rights arising under such matters, that directly relate to the assets and interests described in Section 2.02(a) through Section 2.02(f), including communitization, unitization or pooling agreements, production sales contracts, farmout or farmin agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, and the contracts, agreements and other arrangements, including those described or referred to in Exhibit C (the “Contracts”);

(h)all third-party seismic data relating to the Assets, except for any such data which may not be transferred without the consent of or payment to a third party, or which the disclosure of would violate a confidentiality agreement or similar arrangement with a third party;

provided that Seller shall request consents or waivers from counterparties to the extent requested by Buyer and pay any required fees if requested by Buyer and paid by Buyer;

(i)to the extent assignable or transferable by Seller, all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files (including information related to current production allocation methodology and factors), well logs, reports on core data, pressure data, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”); and

(j)to the extent (and only to the extent) related to the Assumed Obligations and not related to a Loss for which Seller is obligated to indemnify the Buyer Indemnitees under Section 16.04, and only to the extent assignable or transferable by Seller without additional expense (unless Buyer agrees in writing to pay such additional expense), any net insurance or condemnation proceeds received by Seller from a third party, in each case, from acts, omissions, or events related to, or damage to or destruction of, the Assets.

Section 2.03Excluded Assets.  Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement, the following (collectively, the “Excluded Assets”):

(a)except to the extent related to Assumed Obligations, all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Colorado Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b)all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and, for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all federal, state or local income taxes, gains taxes, surtaxes, remittance taxes, presumptive taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, occupation taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, pipeline transportation taxes, freehold mineral taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, utility taxes, goods and services taxes, motor vehicle taxes, entertainment taxes, insurance taxes, capital stock taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing (including any liability in respect of any such taxes that arises by reason of a contract, assumption, transferee or successor liability, operation of Law or otherwise);

(c)all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(d)all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(e)all interpretations of data and work product derived from or intermixed with data related to the Assets;

(f)all of Seller’s proprietary computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(g)all documents and instruments of Seller (other than title opinions) (i) that may be protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel; or (iii) received from Petrie Partners or any other financial, commercial or legal advisor of Seller (each, an “Advisor”);

(h)all (i) agreements and correspondence between Seller or any of its Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of its Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of its Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of its Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of its Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(i)all data and other information that may not be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(j)all audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets;

(k)all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of its Affiliates;

(l)all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(m)except to the extent related to the Assumed Obligations, and except for claims, demands, causes of action, rights of recovery, rights of set-off, rights to refunds and similar rights against Third Parties to the extent related to any damage to the Assets not repaired or replaced prior to the Effective Time, all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(n)except to the extent related to any damage to the Assets not repaired or replaced prior to the Effective Time or the Assumed Obligations, all amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(o)all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(p)all proceeds, income, revenues or other benefits (including any benefit attributable to any future Laws with respect to “royalty relief” or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time; or (ii) the Excluded Assets;

(q)all funds held in suspense accounts related to the Assets;

(r)all vehicles, vessels, trailers, software, computers and associated peripherals and all radio, telephone and other communication equipment, except for any such communication equipment attached to a well located on a Lease;

(s)all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(t)all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements; and

(u)all rights, title or interests described on Schedule 2.03 or otherwise expressly retained by Seller hereunder.

Article III
Purchase Price

Section 3.01Purchase Price.  The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of Fifty-Five Million and No/100 Dollars ($55,000,000.00) (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02Deposit.

(a)Within one (1) Business Day following the execution of this Agreement by Buyer and Seller, Buyer shall deliver to Escrow Agent pursuant to a mutually agreeable escrow agreement among Seller, Buyer and Escrow Agent to be executed contemporaneously herewith (the “Escrow Agreement”), a performance guarantee deposit in an amount equal to ten percent (10%) of Unadjusted Purchase Price (the “Deposit”).  The costs of the escrow of the Deposit shall be borne by Buyer.  If the Deposit is not paid to Escrow Agent within such period, this Agreement shall be null and void and neither Party shall have any further rights or obligations under this Agreement.

(b)If the Closing occurs, the Parties shall cause the Escrow Agent to release the Deposit to Seller contemporaneously therewith, with the amount so released to be applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by that amount in accordance with Section 12.03.

(c)If the Agreement is terminated without the Closing having occurred, the Parties shall cause the Escrow Agent to release the Deposit as provided in Article XIII.

Section 3.03Effective Time.  If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on July 1, 2015 (the “Effective Time”).

Article IV
Title Matters

Section 4.01Examination Period.  Buyer’s due diligence examination shall run from the Execution Date until 5:00 p.m., local time in Denver, Colorado on the date that is four (4) Business Days prior to the Closing Date (the “Examination Period”).  During the Examination Period, Seller shall permit Buyer or its authorized representatives to examine, during normal business hours and at all times outside normal business hours that can be reasonably accommodated by Seller, in the offices of Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, records, correspondence, data, reports, plats, abstracts of title, unit files, division order files, production marketing files, surveys, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or its Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data.  Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise impede the efforts of Seller to comply with its other obligations under this Agreement.  Any such examination by Buyer shall be at Buyer’s sole cost and expense.  All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Confidentiality Agreement dated June 17, 2015, between Resolute Energy Corporation (“Resolute Parent”) and Massif Oil & Gas, LLC (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement.  Buyer shall take whatever reasonable steps as may be necessary to ensure that Buyer’s employees, consultants, representatives and agents comply with the provisions of the Confidentiality Agreement, and Buyer shall be responsible for any disclosure or other breach of such provisions by any such Persons.  Buyer shall not contact any of the customers or suppliers of Seller or Seller’s working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller, which consent may be withheld at Seller’s sole discretion.  For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Denver, Colorado.

Section 4.02Defensible Title and Permitted Encumbrances.

(a)For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in such Asset that is deducible of record, by limitations, by contract, or otherwise by a legally enforceable right, in each case, that can be successfully defended if challenged (including against challenges by Third Parties with or without actual or constructive notice of Seller’s title), and that, except for and subject to Permitted Encumbrances:

(i)with respect to each Well, proved project or undeveloped location shown on Exhibit B, and throughout the duration of the productive life of such Well, proved project or undeveloped location, entitles Seller to receive (and after Closing, will entitle Buyer to receive) not less than the percentage or decimal interest set forth in Exhibit B as Seller’s “Net Revenue Interest” or “NRI” of all Hydrocarbons produced, saved or marketed from the applicable Well, proved project or undeveloped location (except for (a) decreases or increases, as applicable, in connection with any operation in which the owner of a Well shown on Exhibit B may elect after the Closing to be a non-consenting co-owner, (b) decreases or increases resulting from the establishment after the Execution Date of pooled, communitized, or unitized units, and (c) decreases required to allow other working interest owners, pipelines, or plants to make up any Imbalances);

(ii)with respect to each Well, proved project or undeveloped location shown on Exhibit B, and throughout the duration of the productive life of such Well, proved project or undeveloped location, obligates Seller to bear (and after Closing, will obligate Buyer to bear) not greater than the percentage or decimal interest set forth in Exhibit B as Seller’s “Working Interest” or “WI” of the costs and expenses relating to the maintenance, development and operation of the applicable Well, (except for (a) decreases or increases, as applicable, in connection with any operation in which the owner of a Well shown on Exhibit B may elect after the Closing to be a non-consenting co-owner, (b) decreases or increases resulting from the establishment after the Execution

Date of pooled, communitized, or unitized units, (c) decreases required to allow other working interest owners, pipelines, or plants to make up any Imbalances and (d) except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest); and

(iii)is free and clear of all liens, encumbrances, security interests, pledges and material defects in title.

(b)The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i)the terms and provisions of the Leases, Mineral Interests, Easements and Contracts, but only to the extent that such terms and provisions do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, throughout the productive life of the applicable Lease or Well;

(ii)any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business (1) that Buyer has agreed to assume or pay pursuant to the terms of this Agreement; or (2) for which Seller is responsible for paying or releasing at or after the Closing pursuant to the terms of this Agreement;

(iii)any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv)the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in (including any liens or security interests created by Law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of) the agreements, instruments and documents that create or reserve to Seller its interests in the Assets;

(v)any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi)any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that they do not, individually or in the aggregate, materially interfere with the use, ownership, or operation of the Assets;

(vii)all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, throughout the productive life of the applicable Lease or Well;

(viii)subject to Section 4.07, preferential rights to purchase or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate Persons for the transaction contemplated by this Agreement, or (B) required notices have been given for the transaction contemplated by this Agreement to the holders of such rights and the appropriate period for asserting such rights has expired without an exercise of such rights;

(ix)required Third-Party consents to assignment or similar agreements with respect to which (A) waivers or consents are obtained from the appropriate Persons for the transaction contemplated by this Agreement; (B) required notices have been given for the transaction contemplated by this Agreement to the holders of those rights and the appropriate period for asserting such rights has expired without an exercise of such rights; or (C) there is no provision expressly stating that such consent may be withheld in the sole discretion of the consent holder or that an assignment in violation thereof (1) is void or voidable, (2) triggers the payment of specified liquidated damages, or (3) causes a termination of the Lease or other Asset to be assigned; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer, and their respective Affiliates and includes other working interest owners, royalty owners, lease operators, landowners, service contractors and governmental agencies;

(x)all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance (collectively, “Customary Post-Closing Consents”);

(xi)the presence or lack of division orders; unitization and pooling designations, declarations, orders and agreements; operating agreements; gas balancing or deferred production agreements, but only to the extent that the presence (or lack thereof) of any such items does not operate to reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, throughout the productive life of the applicable Lease or Well;

(xii)farmout or farmin agreements included in the Contracts, to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Exhibit B or increase the Working Interests of Seller above those set forth in Exhibit B without a corresponding increase in the Net Revenue Interests, throughout the productive life of the applicable Lease or Well;

(xiii)liens and security interests that will be released at Closing as provided in Section 12.04(g);

(xiv)rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xv)all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the Assets; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interests;

(xvi)all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or Section 4.05(d) or any other provision of this Agreement;

(xvii)any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with Section 4.04(a); and

(xviii)Title Defects that have been cured or remedied by possession under applicable statutes of limitation for adverse possession or for prescription.

Section 4.03Title Defect.   The term “Title Defect,” as used in this Agreement, means any encumbrance, encroachment, irregularity, defect in or objection to Seller’s ownership of any Asset (excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to that Asset.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect:  (a) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action or variation was not authorized and results in another Person’s superior claim of title to the relevant Asset; (b) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (c) defects or irregularities in title which have not delayed or prevented Seller (or Seller’s predecessors) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses or costs greater than its Working Interest share from any Lease, unit or well; (d) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for twenty (20) years or more; or (e) conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by Persons engaged in the oil and gas business when purchasing producing properties.

Section 4.04Notice of Title Defects.

(a)Buyer shall notify Seller of alleged Title Defects as promptly as possible, but no later than the expiration of the Examination Period.  To be effective, such notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Title Defect in reasonably-specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Defect; and (v) include the value of the Title Defect as determined by Buyer.  Notwithstanding Buyer’s rights and remedies under this Agreement (including indemnification) for Seller’s breach of its representations and warranties under this Agreement, and subject to the special warranty of title in the Assignment, any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances.

(b)The value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i)If the Title Defect is a lien on any Asset, the Title Defect Value is the amount necessary to be paid to remove the lien from the affected Asset.

(ii)If the Title Defect asserted is that the Net Revenue Interest attributable to any Well, proved project or undeveloped location is less than that stated in Exhibit B, and there is a proportionate decrease in the Working Interest stated in Exhibit Exhibit B for such Well proved project or undeveloped location, then the Title Defect Value is the product of the Allocated Value of such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth in Exhibit B and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest stated in Exhibit B.  For purposes of this Agreement, the term “Allocated Value” means, with respect to any Asset, the amount allocated to that Asset under Section 11.01.

(iii)If the Title Defect results from any other matter not described in paragraphs (i) or (ii) above (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the potential discounted economic effect of the Title Defect over the life of the affected Asset, the probability that a potential title failure will result in an actual title failure, the Title Defect Value placed upon the Title Defect by Buyer and Seller, and any such other reasonable factors as are necessary to make a proper evaluation.

(iv)If a Title Defect is not in effect, affects only certain depths, or does not adversely affect an Asset throughout the entire productive life of such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

(v)The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value.

(vi)Notwithstanding anything in this Agreement to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Assets affected by it.

(vii)To give Seller an opportunity to commence reviewing possible Title Defects, Buyer shall use reasonable efforts to give Seller, on or before 5:00 p.m. Mountain Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period; provided, however, that Buyer’s failure to do so shall not preclude Buyer from asserting such alleged Title Defects in Title Defect Notices delivered prior to the expiration of the Examination Period.

Section 4.05Remedies for Title Defects.

(a)Seller may elect, on or before Closing, to cure any Title Defect so as to remove the Title Defect at Seller’s sole cost and expense.  If Seller elects to cure a Title Defect so as to remove the Title Defect pursuant to this Section 4.05(a) but is unable to do so prior to Closing, the affected Assets shall nevertheless be conveyed to Buyer at Closing, the Purchase Price at Closing shall be adjusted downward by the Title Defect Value of the applicable Title Defect, and Buyer shall pay (i) an amount equal to such Title Defect Value to the Escrow Agent at Closing, and (ii) if the Allocated Value exceeds the Title Defect Value, an amount equal to the difference between the Allocated Value and the Title Defect Value to Seller at Closing.  If Seller cures the applicable Title Defect so as to remove the Title Defects pursuant to this Section 4.05(a) within sixty (60) days after Closing, then the Parties shall promptly instruct the Escrow Agent to release an amount equal to the Title Defect Value (together with interest accrued thereon) to Seller.  If Seller elects to cure a Title Defect so as to remove the Title Defect pursuant to this Section 4.05(a) but is unable to do so within sixty (60) days after Closing, then the Parties shall promptly instruct the Escrow Agent to release an amount equal to the Title Defect Value (together with interest accrued thereon) to Buyer.

(b)Subject to Seller’s right to cure a Title Defect after Closing pursuant to Section 4.05(a) and the continuing right of Seller to dispute the existence of an asserted Title Defect or the asserted Title Defect Value and subject to the rights of the Parties under Sections 13.01(f) and (g), if any Title Defect timely asserted by Buyer in accordance with Section 4.04(a) is not waived in writing by Buyer or cured on or before Closing, Seller shall, at its sole option, elect to:

(i)subject to Section 4.05(d), reduce the Purchase Price by the Title Defect Value for the Title Defect as determined in accordance with Section 4.04(b) or

Article XVIII (which shall cause such asserted Title Defect to become an Assumed Obligation under Section 16.02); or

(ii)if the Title Defect Value for a particular Asset exceeds fifty percent (50%) of the Allocated Value of such Asset, retain the entirety of such Asset that is subject to the Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Assets and the associated Assets.

(c)If at or before the Closing Buyer and Seller have not agreed on the validity of any asserted Title Defect or the Title Defect Value attributable to the Title Defect, Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Title Defect or the Title Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, subject to Section 4.05(d), the Purchase Price paid at Closing shall be adjusted downward by the Title Defect Value asserted by Buyer for the applicable Title Defect, and at Closing, Buyer shall pay an amount equal to such Title Defect Value to the Escrow Agent.  Upon the final resolution of all Disputes pertaining to Title Defects and Environmental Defects with respect to any particular Asset or Assets by the applicable Independent Expert(s) in accordance with Article XVIII, the Parties shall promptly instruct the Escrow Agent to release an amount equal to the difference between the Title Defect Value, if any, found to be attributable to the Title Defect for such Assets or Assets, subject to Section 4.05(d), and the Title Defect Value asserted by Buyer for the Title Defect for such Asset or Assets to Seller.

(d)Notwithstanding anything to the contrary in this Agreement, (i) if the value of a particular individual Title Defect (or individual Title Benefit) does not exceed Thirty-Five Thousand and No/100 Dollars ($35,000.00), then it shall be deemed to be a Permitted Encumbrance and no adjustment to the Purchase Price shall be made for the Title Defect (or Title Benefit), (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects or Title Benefits (after taking into account clause (i)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then any such Title Defects shall be deemed to be Permitted Encumbrances and no adjustment of the Purchase Price shall be made on account of Title Defects or Title Benefits, as applicable, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Title Defects or Title Benefits (after taking into account clause (i)), as applicable, does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess; provided, however, that the limitations set forth in clauses (i), (ii), and (iii) above shall not apply to Title Defects caused by or created by, through, or under Seller during any period on or after July 31, 2008.

Section 4.06Special Warranty of Title.  The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including the Assignment and Bill of Sale attached hereto as Exhibit D (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement.  Buyer’s remedy for breach of Seller’s special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset, and Buyer may not make any claims for breach of

Seller’s special warranty of title in the Assignment for any breach that occurred or is attributable to any period prior to July 31, 2008.

Section 4.07Preferential Rights To Purchase.

(a)Seller shall use reasonable efforts, but without any obligation to incur any additional cost or expense, to comply with all preferential right to purchase provisions relative to any Asset (“PPRs”) prior to the Closing.  Prior to the Closing, Seller shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b)If, as of the Closing Date, a Third-Party holder of a PPR has timely and properly notified Seller that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then the Assets covered by that PPR will be sold to such holder of the PPR, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article) and the Unadjusted Purchase Price will be reduced by the Allocated Value of such Assets.  Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR.  Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c)After the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR, Seller shall so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer).

(d)Any interest in the Assets covered by any unexercised PPRs (whether due to the PPR notice period or otherwise) shall be conveyed to Buyer at the Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR.  Without limiting the foregoing, if any Third Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing Date, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

Section 4.08Consents to Assignment.  Seller shall use reasonable efforts to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall use reasonable efforts to assist Seller with those efforts.  If the holder of any consent requires that the Buyer deliver proof of its creditworthiness for the approval of such consent, then the Buyer shall reasonably cooperate with Seller and the holder of such consent and deliver to such holder any reasonably-requested credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of Buyer.  To the extent any such consents are not obtained prior to Closing and an express provision of the document providing for the consent sets forth that such consent may be withheld at the sole discretion of the consent holder or would render the assignment of some or all of the Assets void or voidable, give rise to a claim for specified liquidated damages or cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent, then that failure shall constitute a Title Defect as to the portion of the Assets affected thereby, and the provisions of Section 4.05(a) shall apply thereto irrespective of whether or not such consent was identified in a Title Defect Notice.  In all other cases, such unobtained consents shall not constitute Title Defects.

Section 4.09Title Benefits; Remedies.

(a)Seller may notify Buyer of any Title Benefits at or before the expiration of the Examination Period.  Should Seller make such notice, to be effective, such notice must (i) be in writing; (ii) be received by Buyer prior to the expiration of the Examination Period; (iii) describe the Title Benefit in reasonably specific detail (including any alleged variance in the Net Revenue Interest or Working Interest); (iv) identify the specific Asset or Assets affected by the Title Benefit; and (v) include the value of the Title Benefit as determined by Seller.  Subject to Section 4.05(d), Seller shall be entitled to an upward adjustment to the Purchase Price pursuant to Section 12.02(a)(iv) with respect to the Title Benefit, in an amount mutually agreed upon by the Parties.  For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

(b)If, with respect to a Title Benefit, Buyer and Seller have not agreed on the amount of the upward Purchase Price Adjustment or have not otherwise agreed on such amount at or prior to the Closing, Seller or Buyer shall have the right to elect to have the Dispute regarding the Purchase Price Adjustment determined by an Independent Expert in accordance with Article XVIII.  In that event, Buyer shall pay the undisputed portion of the Purchase Price with respect to the Asset affected by the Title Benefit at the Closing and, subject to Section 4.05(d), shall pay an amount equal to the value of the Title Benefit to the Escrow Agent.  Upon determination of the amount of the adjustment, the Parties shall promptly instruct the Escrow Agent to release an amount equal to the value of the Title Benefit, if any, found to be attributable to the Title Benefit, subject to Section 4.05(d), to Seller, and the remainder of the escrow balance (together with interest accrued thereon) to Buyer.

Article V
Environmental Matters

Section 5.01Environmental Review.

(a)Buyer shall have the right to conduct or cause a consultant reasonably acceptable to Seller (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”).  The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer.  The scope of work comprising Buyer’s Environmental Review shall be limited to a Phase I review and otherwise as may be agreed by Buyer and Seller prior to commencement.  The Environmental Review shall not include any intrusive test, sampling, boring, or procedure without the prior written consent of Seller.  Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Laws.  Buyer shall be solely responsible for obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, provided that Buyer shall consult with Seller prior to requesting each such consent and Seller shall cooperate with Buyer in securing such consent.  Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review.  With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller without charge.  Buyer releases, and shall defend, indemnify and hold harmless, Seller Indemnitees from and against all Losses (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of, related to, or caused by Buyer’s Environmental Review.

(b)Unless otherwise required by applicable Law, until Closing (or the termination of this Agreement prior to Closing), Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant to not, disclose any Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller.  Except to the extent relating to an Assumed Environmental Obligation after the Closing, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information prior to Closing (or the termination of this Agreement prior to Closing), Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order or seek any other remedy, as Seller deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge.

(c)Upon completion of Buyer’s Environmental Review, Buyer shall, at its sole cost and expense and without any cost or expense to the Seller Indemnitees (1) repair all damage done to the Assets in connection with any Buyer’s Environmental Review, if any, (2) restore the Assets to the same or better condition in existence prior to commencement of any Buyer’s Environmental Review, and (3) remove all equipment, tools or other property brought onto the Assets in connection with any Buyer’s Environmental Review.  Any disturbance to the Assets (including the real property associated with such Assets) resulting from Buyer’s Environmental Review will be promptly corrected by Buyer.

Section 5.02Environmental Definitions.

(a)Assumed Environmental Obligations.  For purposes of this Agreement, the term “Assumed Environmental Obligations” means, all Losses related to the operation of the Assets or the condition of the Assets and any surface or subsurface depths used or affected in connection with the Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), and arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance and any fines or penalties arising out of such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on, or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, bodily injury or wrongful death, and any investigation, remediation or monitoring with respect to said Hazardous Substances; (iii) any Environmental Defects; (iv) those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(c); and (v) those matters described on Schedule 5.02(a).

(b)Environmental Defects.  For purposes of this Agreement, the term “Environmental Defect” means, with respect to any given Asset, an individual environmental condition that constitutes a violation of Environmental Laws in effect as of the Execution Date in the jurisdiction in which the affected Asset is located, excluding, however (i) any environmental conditions that do not exceed the threshold and deductible values in Section 5.04(d), and (ii) any environmental conditions that are listed on Schedule 5.02(a), in each case, which environmental conditions shall be deemed not to constitute Environmental Defects, but which shall nonetheless be Assumed Environmental Obligations.

(c)Environmental Defect Value.  For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the value, as of the Closing Date, of the estimated costs and expenses to correct the Environmental Defect in the most cost-effective manner reasonably available, consistent with the requirements of Environmental Laws, taking into account (i) that non-permanent remedies (such as mechanisms to contain or stabilize Hazardous Substances, including monitoring site conditions, natural attenuation, risk-based correction action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulations, leachate collection systems, etc.) may be the most cost-effective manner reasonably available; (ii) the continuing long-term need to operate the Asset, (iii) customary industry practices, and (iv) the net present value of such Environmental Condition.  The Parties agree that no single factor set forth in the preceding sentence shall be weighted more heavily than another in determining the Environmental Defect Value.

(d)“Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances), the environment, wildlife or natural resources, or the use, storage, emission, discharge, clean-up, release, or threatened release of Hazardous Substances on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Hazardous Materials, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources

Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local Laws.

(e)Hazardous Substances.  For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

Section 5.03Notice of Environmental Defects.  Buyer shall notify Seller of alleged Environmental Defects as promptly as possible, but no later than the expiration of the Examination Period.  To be effective, such notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller prior to the expiration of the Examination Period; (iii) describe the Environmental Defect in reasonably specific detail; (iv) identify the specific Asset or Assets affected by the Environmental Defect; and (v) state Buyer’s estimate of the Environmental Defect Value, including the basis for such estimate, for which Buyer would agree to adjust the Purchase Price to accept such Environmental Defect if Seller elected Section 5.04(b)(i) as the remedy for it.  Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation.

Section 5.04Remedies for Environmental Defects.

(a)Seller may elect, on or before Closing, to remediate any Environmental Defect in accordance with a remediation plan (including timing) reasonably approved by Buyer and in accordance with all Laws (including all Environmental Laws), at Seller’s sole cost and expense.  If Seller elects to remediate an Environmental Defect pursuant to this Section 5.04(a) but is unable to do so prior to Closing, the affected Assets shall not be conveyed to Buyer at Closing, and the Purchase Price at Closing shall be adjusted downward by the Allocated Values of the Assets affected by such Environmental Defect.  If Seller successfully remediates the applicable Environmental Defect pursuant to this Section 5.04(a) within sixty (60) days after Closing, then the Assets affected by such Environmental Defect shall be conveyed by Seller to Buyer for the Allocated Values thereof as adjusted in accordance with this Agreement at a delayed closing to take place on a date designated by Buyer, but in no event later than the later of (i) two (2) Business Days following the date that is sixty (60) days after the Closing or (ii) five (5) Business Days after the conclusion of the last remediation performed by Seller under this Section 5.04(a).

(b)Subject to Seller’s right to remediate an Environmental Defect after Closing pursuant to Section 5.04(a) and the continuing right of Seller to dispute the existence of an asserted Environmental Defect or the asserted Environmental Defect Value and subject to the rights of the Parties under Sections 13.01(f) and (g), if any Environmental Defect timely asserted by Buyer in accordance with Section 5.03 is not waived in writing by Buyer or cured on or before Closing, Buyer shall, at its sole option, elect to:

(i)subject to Section 5.04(c), reduce the Purchase Price by the lesser of the Environmental Defect Value for the Environmental Defect as determined in accordance with Section 5.02(c) or Article XVIII (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02) or the Allocated Value of such Asset; or

(ii)exclude the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, from the Assets conveyed at Closing, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of the Asset and the associated Assets.

(c)If, at or before the Closing, Buyer and Seller have not agreed on the validity of any asserted Environmental Defect or the Environmental Defect Value attributable to the Environmental Defect, Buyer or Seller shall have the right to elect to have the Dispute regarding the validity of the Environmental Defect or the Environmental Defect Value determined by an Independent Expert in accordance with Article XVIII.  In that event, the affected Assets shall not be conveyed to Buyer at Closing, and the Purchase Price at Closing shall be adjusted downward by the Allocated Values of the Assets affected by such Environmental Defect.  On the final resolution of the Dispute with respect to any particular Asset or Assets, Buyer shall, at its sole option, elect to:

(i)purchase the Assets affected by such Environmental Defect from Seller at a delayed closing to take place on a date mutually agreeable to the Parties (but in any event no later than ten (10) Business Days after final resolution of the Dispute), for a price equal to the Allocated Values of such Assets, less, subject to Section 5.04(d), the Environmental Defect Value for the Environmental Defect as determined by the applicable Independent Expert (which shall cause such alleged Environmental Defect to become an Assumed Obligation under Section 16.02); or

(ii)exclude the entirety of the Asset that is subject to such Environmental Defect, together with all associated Assets, from the transactions contemplated by this Agreement, and treat all such Assets as Excluded Assets for all purposes.

(d)Notwithstanding anything to the contrary in this Agreement (i) if the Environmental Defect Value for a particular individual Environmental Defect does not exceed Thirty-Five Thousand and No/100 Dollars ($35,000.00), then no adjustment to the Purchase Price shall be made for the Environmental Defect, (ii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding Thirty-Five Thousand and No/100 Dollars ($35,000.00)) does not exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then no adjustment of the Purchase

Price shall be made on account of Environmental Defects, and (iii) if the aggregate adjustment to the Purchase Price determined in accordance with this Agreement for Environmental Defects (exceeding Thirty-Five Thousand and No/100 Dollars ($35,000.00)) does exceed two percent (2%) of the Unadjusted Purchase Price prior to any other adjustments, then the Purchase Price shall be adjusted only by the amount of the excess.

Section 5.05No Warranty Regarding Environmental Matters.  OTHER THAN SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE.  OTHER THAN BUYER’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT (INCLUDING INDEMNIFICATION) FOR SELLER’S BREACH OF ITS EXPRESS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT, BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

Section 5.06Physical Condition of the Assets.  Buyer acknowledges that the Assets have been used by Seller and the operator of such Assets for Hydrocarbon drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses.  In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property.  Buyer understands that Seller does not have the requisite information with which to determine the exact condition of the Assets or the effect that any such use has had on the physical condition of the Assets, and Seller does not make any representation or warranty with respect to those matters and Buyer expressly assumes all liability for those matters (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Section 5.07NORM.  Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos or naturally occurring radioactive material (“NORM”).  In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease.  Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI
Representations and Warranties of Seller

Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date, that:

Section 6.01Seller’s Existence.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.  Seller is qualified to do business and in good standing in the State of Wyoming.

Section 6.02Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller.  The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Seller’s certificate of incorporation and bylaws or other governing documents;

(b)except for any preferential purchase rights and consents to assignment (including Customary Post-Closing Consents), any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Assets; or

(c)any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets.

Section 6.03Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite corporate action, as applicable, on the part of Seller.  This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes (assuming due authorization, execution and delivery by Buyer), and at the Closing those other documents will constitute (assuming due authorization, execution and delivery by Buyer), the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05Solvency.

(a)Seller is not now insolvent, and will not be rendered insolvent by any of the transactions contemplated by this Agreement.  As used in this Section 6.05, “insolvent”

means that the sum of Seller’s debts and other probable liabilities exceeds the present fair saleable value of Seller’s assets.

(b)Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (i) Seller will be able to pay its liabilities as they become due in the usual course of its business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business, (iii) Seller will have assets (calculated at fair market value) that exceed its liabilities and (iv) taking into account all litigation that is currently pending or has been threatened in writing, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.  The cash available to Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

(c)To the Knowledge of the Seller, the Assets contemplated to be transferred, conveyed and sold by Seller pursuant to the terms set forth in this Agreement and in the Assignment are being sold for reasonably equivalent value.

(d)There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

Section 6.06Proceedings.  There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller that (a) relates to or may affect any of the Assets, or (b) has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07Royalties.  To Seller’s Knowledge, during the Seller Ownership Period, all rentals, royalties and other payments due under the Subject Interests have been paid in all respects, except those amounts in suspense and where failure to so pay would not have a Material Adverse Effect.  The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the effective date Seller acquired ownership of the Asset and ending on the Effective Time.

Section 6.08Taxes.  During the Seller Ownership Period, (a) all Tax Returns relating to or in connection with Seller’s acquisition, ownership or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all respects, (b) all Taxes based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid prior to becoming delinquent, except for such Taxes that are being contested in good faith and are set forth in Schedule 6.08, (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of Seller relating to Seller’s acquisition, ownership or operation of the Assets, (d) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against Seller relating to or in connection with the Assets by any Governmental Authority with respect to Taxes, (e) there are no liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax, other than Permitted Encumbrances, (f) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets have been satisfied in all material respects, (g) Buyer will not be liable as a successor or transferee for any unpaid Taxes as a result of purchasing the Assets, and (h) none of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for federal or state income tax purposes.  Seller is not a “foreign person” within the meaning of Section 1445 of the Code.  To Seller’s Knowledge, Seller has complied with all escheat or unclaimed property Laws with respect to funds or property received in connection with owning or operating the Assets.

Section 6.09Contracts.  To Seller’s Knowledge, all Contracts material to the ownership and operation of the Assets are described on Exhibit A-1, A-2, A-3 and C.  To Seller’s Knowledge, copies of all such Contracts material to the ownership and operation of the Assets have been made available to Buyer prior to the Execution Date or will be provided to Buyer within five (5) Business Days after the Execution Date.  All Contracts material to the ownership and operation of the Assets (a) are in full force and effect, and (b) Seller is not in default or otherwise in breach with respect to any such Contracts.

Section 6.10Governmental Authorizations.  Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for its ownership or operation of the Assets as currently owned or operated by it (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively).

Section 6.11No Violations of Laws.  Except as set forth on Schedule 6.11, Seller has not violated any applicable Law (excluding Environmental Laws and Laws relating to Taxes, which are addressed exclusively under Article V and Section 6.08, respectively) with respect to the ownership or operation of the Assets, except where such violations would not have a Material Adverse Effect.  Seller has not received, nor has Knowledge of, any written notice from any Governmental Authority alleging a violation of any Environmental Laws relating to the Assets.

Section 6.12No Prepayments.  There have been no advance, take or pay or other prepayments received by Seller with respect to its interest in the Assets that would obligate Buyer to deliver Hydrocarbon production from the Assets after the Effective Time without receiving full payment.

Section 6.13AFEs.  With respect to the joint, unit or other operating agreements relating to the Assets, except as set forth in Schedule 6.13, there are no outstanding calls or payments in excess of Fifty Thousand and No/100 Dollars ($50,000.00) (net to Seller’s interest)

under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

Section 6.14Suspense Revenues.  Schedule 6.14 sets forth a list of all third-Person funds with respect to production of Hydrocarbons from any of the Assets that are held in suspense (in escrow or otherwise) by Seller as of the Effective Time, including the party to whom such suspense funds are owed and the amount owed to such party.

Section 6.15Consents; Preferential Purchase Rights. Except for Customary Post-Closing Consents and those Consents set forth on Schedule 6.15, there are no Consents and no PPRs, rights of first refusal or similar rights that are applicable to the transfer of the Assets in connection with this Agreement.

Section 6.16Imbalances; Payout Status.  To Seller’s Knowledge, the Imbalances attributable to the Subject Interests as of the Effective Time are set forth on Schedule 6.16(a).  Additionally, Schedule 6.16(b) contains a list of the estimated status of any “payout” balance (net to Seller’s interest) as of the Effective Time for each Asset that is subject to a reversion or other adjustment at some level of cost recovery or payout.

Section 6.17Rights to Production.  Except with respect to Imbalances, to Seller’s Knowledge, no Person has any call upon, right to purchase, option to purchase or similar rights with respect to any portion of the Hydrocarbons produced from the Assets from and after the Effective Time that is not terminable upon ninety (90) days (or less) notice.

Section 6.18Wells.  There are no Wells included in the Assets in respect of which Seller or any of its Affiliates have received an unresolved order or demand from any Governmental Authority requiring that such Wells be plugged and abandoned.  All plugged and abandoned Wells that have been plugged and abandoned by Seller have been plugged and abandoned in compliance in all material respects with applicable Laws.  To Seller’s Knowledge, all Wells included in the Assets have been drilled and completed within the limits permitted by all applicable Leases and pooling or unit agreements or orders.  To Seller’s Knowledge, Schedule 6.18 sets forth all shut-in, temporarily abandoned or other inactive Wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized.

Section 6.19Mining Operations.  Except as set forth on Schedule 6.19(a), Seller has not entered into any material agreement with any Third Party engaged in any coal or other mining operations that would reasonably be expected to have a material impact on oil and gas operations on the Assets.  To Seller’s Knowledge, there are no limitations imposed on the Assets (including oil and gas drilling and operating limitations) by reason of the rights of Third Party owners or operators of coal or other mines, that would materially impair the use or operation of any Asset within the area identified on Schedule 6.19(b) for the purpose of oil and gas development.

Article VII
Representations and Warranties of Buyer

Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date, that:

Section 7.01Buyer’s Existence.  Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and is qualified to conduct business and in good standing in the State of Wyoming.  Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a)any provision of Buyer’s limited liability company agreement and other governing documents;

(b)any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(c)any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03Execution.  The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite limited liability company or other action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes (assuming due authorization, execution and delivery by Seller), and at the Closing those other documents will constitute (assuming due authorization, execution and delivery by Seller), the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar Laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04Brokers.  No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05Bankruptcy.  There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06Proceedings.  There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.07Qualifications.  As of the Closing Date, Buyer will be qualified with all applicable Governmental Authorities (or otherwise will have filed all requisite materials in order to be qualified with all applicable Governmental Authorities once such qualification is approved by such Governmental Authorities) to own and operate the operated Assets, and will have all necessary bonds to own and operate the operated Assets.

Section 7.08Investment.  Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky Laws or any other applicable securities Laws.  Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities Laws or the availability of an exemption from such registration.

Section 7.09Funds.  Buyer will have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10Independent Investigation.  Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry.  Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value.  Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has performed (or shall perform prior to the Closing) such review and due diligence with respect to the Assets as it deems necessary, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person or entity.

Article VIII
Tax-Deferred Exchange

Section 8.01Election.  At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, Buyer shall not be required to take title to any property other than the Assets in connection with any tax-deferred exchange, and under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02Qualified Intermediary.  If Seller makes a tax-deferred exchange election under this Article VIII, Seller may elect, by notice to Buyer delivered before the Closing Date, to assign any of its rights with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (the “1031 Assets”) to a qualified intermediary (as that term is defined in Treasury Regulation Section 1.1031(k)-1(g)(4)(v)) to accomplish this transaction, in whole or in part, in a manner that will comply with the requirements of a tax-deferred exchange.  Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement with respect to the 1031 Assets and (b) if such an assignment is made, agrees to pay all or a portion of the Purchase Price, as applicable, at the Closing as directed in writing by Seller.  Seller acknowledges and agrees that a whole or partial assignment of this Agreement to a qualified intermediary shall not release it from any of its respective liabilities and obligations to Buyer or expand any liabilities or obligations of Buyer under this Agreement.

Section 8.03Additional Costs.  If Seller makes a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04Indemnification.  If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer Indemnitees from any Losses related to such election.

Article IX
Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01Representations.  All of the representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were remade at and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date).

Section 9.02Performance.  Buyer shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Section 9.04Consent under Second Lien Agreement.  Seller shall have received any required consent of the Lead Investor under the Resolute Parent Secured Term Loan Agreement dated December 30, 2014 for the consummation of the transactions contemplated by this Agreement.

Article X
Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01Representations.  (a) All of the Fundamental Representations shall be true and correct in all respects at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and (b) all other representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure to be so true and correct (without giving effect to any limitation or qualification as to materiality or “Material Adverse Effect”), individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 10.02Performance.  Seller shall have performed in all material respects all obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 10.03Pending Matters.  No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XI
Purchase Price Allocation and Tax Matters

Section 11.01Purchase Price Allocation.

(a)The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Exhibit B.  Buyer represents that the Allocated Values constitute reasonable and good faith allocations of the Unadjusted Purchase Price among the Assets.  Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

(b)Buyer and Seller acknowledge that, under Section 1060 of the Code, Buyer and Seller must report information regarding the allocation of the Unadjusted Purchase Price (as adjusted by the Purchase Price Adjustments) to the United States Secretary of Treasury by attaching Department of Treasury, Internal Revenue Service, Form 8594 to their federal income tax returns for the tax period which includes the Closing Date.  Prior to the Closing,

Buyer and Seller will mutually agree regarding allocation of the Purchase Price (the “Allocation Schedule”) and shall prepare their respective Forms 8594 with respect to transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule.  The Allocation Schedule shall be prepared consistent with the Allocated Values set forth in Exhibit B and shall be revised to take into account the Purchase Price Adjustments consistent with the provisions set forth in this Section 11.01.  Neither Buyer nor Seller shall take any position inconsistent with such allocation, as updated by the Parties to reflect any adjustments pursuant to this Agreement and any assumed obligations or other items treated as consideration for U.S. federal income tax purposes, on any income Tax Return or otherwise, unless required to do so by applicable Law or a “determination,” within the meaning of Section 1313(a)(1) of the Code; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of such allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such allocation.

Section 11.02Transfer Taxes.  As may be required by the applicable taxing authorities, Seller and Buyer shall each pay at Closing fifty percent (50%) of the applicable state and local sales, use, transfer, recordation, registration, and other similar taxes attributable to the consummation of the transactions contemplated by this Agreement, excluding Taxes measured in whole or in part by the net income of Seller (subject to such exclusion, collectively, “Transfer Taxes”).  To the extent that under applicable Law, the transferee is responsible for filing Tax Returns in respect of Transfer Taxes, Buyer shall prepare and file all such Tax Returns; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer that does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes.  The Party that is not responsible under applicable Law for paying the Transfer Taxes shall pay its share of the Transfer Taxes to the responsible Party prior to the due date of such Taxes.

Section 11.03Severance and Ad Valorem Taxes.  For purposes of this Agreement, (a) Taxes that are attributable to the severance or production of Hydrocarbons (including, but not limited to severance, production and excise taxes), or that are imposed on a transactional basis, shall be deemed attributable to the period during which the production of the Hydrocarbons or the transaction with respect to such Taxes occurred, as applicable, and liability therefor shall be allocated to Seller for such Taxes through the Effective Time and to Buyer for post-Effective Time Taxes, without duplicating any adjustment to the Purchase Price required by Section 12.02, and (b) all ad valorem, property, and similar Taxes with respect to the Assets assessed with respect to a period which begins before, and ends after, the Effective Time (including such Taxes levied for the 2015 tax year) shall be prorated based on the number of days in such period  through the day in which the Effective Time occurs and the number of days in such period that occur after such day, without duplicating any adjustment to the Purchase Price required by Section 12.02.  All ad valorem, property, and similar Taxes with respect to the Assets levied with respect to any period which begins after the Effective Time, including such Taxes levied for the 2016 tax year, shall be a liability allocated to Buyer.  If an ad valorem, property, or similar Tax for a period that includes the Effective Date has not been levied as of the Closing, the amount of such Tax shall be estimated at the Closing utilizing the most recent information available regarding such Tax.  For the avoidance of doubt, “such Taxes levied for the 2015 tax year” means the Taxes levied in 2015 that are computed by reference to the assessed valuation that is determined based on the value of production in 2014, and “such Taxes levied for the 2016 calendar year” means the Taxes levied in 2016 that are computed by reference to the assessed valuation that is determined based on the value of production in 2015.

Section 11.04Post-Closing Tax Matters.  After Closing, each of Buyer and Seller shall (other than with respect to income or franchise taxes):

(a)reasonably cooperate and assist the other (i) in preparing any Tax Return relating to any Tax imposed with respect to the Assets or the transactions contemplated by this Agreement, and (ii) in qualifying for any exemption or reduction in Tax that may be available with respect to the Assets or the transactions contemplated by this Agreement;

(b)reasonably cooperate in preparing for any audits, examinations or other tax proceedings by, or disputes with, taxing authorities regarding any Tax with respect to the Assets or the transactions contemplated by this Agreement;

(c)make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed with respect to the Assets or the transactions contemplated by this Agreement; and

(d)provide timely notice to the other in writing of any pending or threatened Tax audit, examination, or assessment that could reasonably be expected to affect the other’s Tax liability under applicable Law or this Agreement (a “Tax Controversy”), and to promptly furnish the other with copies of all correspondence with respect to any Tax Controversy; and allow the other to participate, at its own expense, in any Tax Controversy, and not settle any Tax Controversy without the prior written consent of the other, which may not be unreasonably withheld, conditioned, or delayed.

Article XII
The Closing

Section 12.01Time and Place of the Closing.  If the conditions referred to in Article IX and Article X of this Agreement have been satisfied or waived in writing, and subject to any extensions pursuant to Sections 13.01(f) or (g), or by written agreement of the Parties or as the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 1700 Lincoln Street, Suite 2800, Denver, Colorado 80203, or at such other place reasonably designated by Seller, on October 6, 2015, at 9:00 a.m. local time in Denver, Colorado (the “Closing Date”).

Section 12.02Adjustments to Purchase Price at the Closing.

(a)At the Closing, the Purchase Price shall be increased by the following amounts (without duplication):

(i)an amount equal to all prepaid ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any prepaid costs, including rentals and insurance premiums, insofar as such prepaid taxes and costs relate to periods of time after the Effective Time under the principles of Section 11.03;

(ii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller (and not reimbursed by Buyer) that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii)an amount equal to all non-reimbursed costs and expenses incurred and paid by Seller following the Effective Time to drill, complete, sidetrack, deepen, recomplete, plug back or rework any well included in the Assets;

(iv)all increases to the Purchase Price for Title Benefits provided in Section 4.09;

(v)the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time, such value to be the actual price received by Buyer for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time, less all applicable royalties, Taxes, gravity adjustments and transportation expenses necessary to market such production; provided, however, that such increase to the Purchase Price shall only apply to the extent that Seller has not received proceeds from the sale of any such Hydrocarbons;

(vi)all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues actually paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(vii)an amount equal to all Taxes (other than income Taxes, ad valorem, property and similar Taxes, but including severance, production, excise and similar Taxes) that are incurred and paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time under the principles of Section 11.03;

(viii)if applicable, the amount Seller is underproduced times Two and 78/100 Dollars ($2.78) per MMBtu (or, with respect to oil Imbalances, Fifty-Six and 94/100 Dollars ($56.94) per barrel), or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be due to Seller as of the Effective Time; and

(ix)any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b)At the Closing, the Purchase Price shall be decreased by the following amounts (without duplication):

(i)an amount equal to all unpaid ad valorem, property, severance and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such unpaid taxes relate to periods of time prior to the Effective Time under the principles of Section 11.03;

(ii)all proceeds actually paid to Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time;

(iii)an amount equal to all operating and capital costs and expenses (including rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges incurred by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Buyer (and not reimbursed by Seller) that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

(iv)the Allocated Value of any Subject Interest covered by an exercised PPR pursuant to Section 4.07(b);

(v)all reductions in the Purchase Price for Title Defects provided in Article IV and for Environmental Defects provided in Article V;

(vi)an amount equal or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02;

(vii)if applicable, the amount Seller is overproduced times Two and 78/100 Dollars ($2.78) per MMBtu (or, with respect to oil Imbalances, Fifty-Six and 94/100 Dollars ($56.94) per barrel), or, to the extent that the applicable Contracts provide for cash balancing, the actual cash balance amount determined to be owed by Seller as of the Effective Time;

(viii)an amount equal to the suspense funds held by Seller as of the Effective Time, as set forth in Schedule 6.14; and

(ix)any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c)The adjustments described in Section 12.02(a) and Section 12.02(b) above are referred to as the “Purchase Price Adjustments.”  To the extent that the amount of any Purchase Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller’s good faith estimate.

Section 12.03Closing Statement.  Not later than the third Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) the estimated Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b).  At the Closing, Buyer shall pay the Purchase Price as so estimated to Seller in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04Actions of Seller at the Closing.  At the Closing, Seller shall:

(a)execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b)upon request of Buyer (which such request may be made after Closing but prior to the termination of the Transition Services Agreement), execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c)execute and deliver to Buyer the Closing Statement;

(d)deliver to Buyer possession of the Assets;

(e)deliver to Buyer a certificate executed by Seller meeting the requirements of Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2 representing that Seller is not a foreign Person;

(f)execute and deliver to Buyer appropriate change of operator forms on any Assets operated by Seller or its Affiliates (which, upon the request of Buyer, may be delivered after Closing but prior to the termination of the Transition Services Agreement);

(g)deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets, if any;

(h)deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by an executive officer of Seller, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied;

(i)execute and deliver the Parent Guaranty;

(j)execute and deliver to Buyer the Transition Services Agreement attached hereto as Exhibit E (the “Transition Services Agreement”); and

(k)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.05Actions of Buyer at the Closing.  At the Closing, Buyer shall:

(a)deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b)cause the Escrow Agent to release the Deposit to Seller pursuant to the terms set forth in Section 3.02(b);

(c)execute and deliver to Seller the Closing Statement;

(d)deliver to Seller evidence of Buyer’s compliance with the requirements of Section 7.07 (which, if qualification has not been approved by the applicable Governmental Authorities, Buyer shall provide copies of the requisite materials filed by Buyer with such Governmental Authorities);

(e)deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(f)execute and deliver to Seller the Transition Services Agreement;

(g)take possession of the Assets;

(h)execute, acknowledge and deliver the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to affect the conveyance of the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights; and

(i)execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Seller.

Section 12.06Tax Withholdings.  If Seller has provided the certificate described in Section 12.04(e) and Buyer is otherwise entitled to rely on such certificate under Treasury Regulations § 1.1445-2, Buyer shall not deduct or withhold any amount under Section 1445 of the Code with respect to any payment to Seller.  Subject to the preceding sentence, Buyer represents that it is not required to deduct or withhold, and covenants that it shall not withhold or deduct, any amount under any other Tax Law from any payment made to Seller under this Agreement.

Article XIII
Termination

Section 13.01Right of Termination.  This Agreement may be terminated at any time at or prior to the Closing:

(a)by written consent of Buyer and Seller;

(b)by Seller on the Closing Date if the conditions set forth in Article IX have not been satisfied or waived by Seller on or before the Closing Date;

(c)by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied or waived by Buyer on or before the Closing Date;

(d)by either Party, upon providing notice to the other Party on or after October 23, 2015, if the Closing shall not have occurred;

(e)by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement;

(f)by Seller if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, exceeds twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, Seller shall have the right and option to postpone the Closing Date until each such Dispute is resolved;

(g)by Buyer if (i) the aggregate amount of the Purchase Price Adjustments agreed by the Parties or otherwise finally determined pursuant to this Agreement with respect to Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of the Purchase Price Adjustments for all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Purchase Price Adjustments agreed to by the Parties or otherwise finally determined pursuant to this Agreement with respect to Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, exceeds twenty percent (20%) of the Unadjusted Purchase Price; provided, however, that if a Dispute regarding the existence or value of any of the foregoing is subject to resolution in accordance with Article XVIII, Buyer shall have the right and option to postpone the Closing Date until each such Dispute is resolved; or

(h)by Seller if the aggregate amount of the Title Defect Values to be paid by Buyer to the Escrow Agent at Closing exceeds fifteen percent (15%) of the Unadjusted Purchase Price;

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), (d), (f), (g) or (h) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02Effect of Termination.  If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in Sections 13.02, 13.04 and 13.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination.  Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to this Article XIII, except as provided under Section 13.03(b), Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or claim by Buyer hereunder.

Section 13.03Remedies.

(a)If this Agreement is terminated by Seller as provided in Section 13.01(b), then the Parties shall cause the Escrow Agent to release the Deposit to Seller, and Seller shall retain the Deposit as liquidated damages on account of such termination, which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller.  Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination are difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages and (iii) such liquidated damages do not constitute a penalty.

(b)If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c), then Buyer, at its sole option, may either (i) terminate this Agreement, whereby the Parties shall cause the Escrow Agent to release the Deposit to Buyer as its sole and exclusive remedy; or (ii) enforce any other remedies it may have at Law or in equity, including enforcing specific performance of this Agreement.  If Buyer elects to enforce specific performance of this Agreement, promptly after providing written notice to Seller of such election, the Parties shall cause the Escrow Agent to release the Deposit to Buyer.  Upon Buyer’s successful enforcement of specific performance of this Agreement, Buyer shall pay the amount of the Purchase Price to Seller (in addition to Buyer’s other obligations under Section 12.05) at Closing.

(c)If this Agreement is terminated as provided in Sections 13.01(a), (d), (e), (f), (g), or (h), then within five (5) Business Days after termination, the Parties shall cause the Escrow Agent to release the Deposit to Buyer.

Section 13.04Return of Documents and Confidentiality.  Promptly after termination of this Agreement, Buyer shall return to Seller or otherwise destroy all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

Section 13.05Damages.  Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third-Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY

THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV
Post-Closing Obligations

Section 14.01Imbalances.  For purposes of this Agreement, “Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to Hydrocarbons produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law.  The value of the Imbalances existing as of the Effective Time (which are more particularly set forth on Schedule 6.16(a)) shall operate as a Purchase Price Adjustment as more particularly set forth in Sections 12.02(a)(viii) and 12.02(b)(vii), and shall be set forth in the Closing Statement.  This settlement shall be final and neither Party afterwards shall make claim upon the other Party concerning the Imbalances.  EXCEPT TO THE EXTENT OF A BREACH OF SELLER’S REPRESENTATION AND WARRANTY SET FORTH IN SECTION 6.16, BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO IMBALANCES DISCOVERED AFTER THE CLOSING DATE, INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED IMBALANCES AND (SUBJECT TO SUCH EXCEPTION) shall DEFEND AND INDEMNIFY SELLER Indemnitees FROM AND AGAINST ANY Losses, BY any Person, ARISING OUT OF SUCH IMBALANCES REGARDLESS OF SELLER’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 14.02Final Accounting Statement.

(a)On or before the ninetieth (90th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”).  The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, and the allocation of revenues and expenses as determined in accordance with Section 12.02.  Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to review the Accounting Statement.  The Accounting Statement shall become final and binding on the Parties on the 31st day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, which Notice of Disagreement may be amended, modified or otherwise supplemented by Buyer prior to the Final Settlement Date, after which, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement.  Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted.  If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall resolve the Dispute evidenced by the Notice of Disagreement in accordance with Article XVIII.

(b)If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the third (3rd) Business Day after the Final Settlement Date (or within the third (3rd) Business Day of resolution of the Final Statement by an Independent Expert, if applicable).  For purposes of this Agreement, the term “Final Statement” means (i) the final Accounting Statement as finalized pursuant to Section 14.02(a), or (ii) upon resolution of any Dispute regarding a Notice of Disagreement, the final Accounting Statement reflecting those resolutions.

(c)The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03Further Cooperation.  Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within ten (10) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability.  Seller shall have the right to retain copies of any of the Records and the rights granted under Section 19.05.

Section 14.04After the Closing.  After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement.  After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement.  To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 12.02(a) or (b), to which another Party is entitled, the receiving Party will promptly transfer such funds to the Party so entitled.  To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly send the invoice or statement to the appropriate Party.

Article XV
Operation of the Assets

Section 15.01Operations.  From and after the Execution Date until the Closing, except as otherwise expressly contemplated by this Agreement:

(a)Seller shall:

(i)operate and maintain the Subject Interests operated by Seller as a reasonably prudent operator, in the usual, regular and ordinary manner, and consistent with past practices;

(ii)pay or cause to be paid all rentals, royalties, overriding royalties, shut in royalties and minimum royalties, except (1) royalties held by Seller in suspense as a result of title issues and that do not give any Third Party a right to cancel an interest in an Asset and (2) royalties being contested by Seller in good faith;

(iii)maintain insurance coverage on the Assets furnished as of the Execution Date in the amounts and of the types in place as of the Execution Date;

(iv)keep Buyer reasonably informed regarding current and proposed activities and operations relating to the Assets; and

(v)to the extent Seller has Knowledge thereof, provide Buyer with written notice of (1) any claims, demands, suits or actions made against Seller which materially affect any Asset; or (2) any proposal from a Third Party to engage in any transaction (e.g., a farmout) with respect to any Asset;

(b)Seller shall not, without Buyer’s consent (which will be conclusively presumed to have been given as of 5:00 p.m. Denver time on the fifth (5th) Business Day following written notice to Buyer requesting the consent, unless Buyer has notified Seller that it does not consent):

(i)except to the extent necessary to maintain the Leases, enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than Fifty Thousand and No/100 Dollars ($50,000.00), net to the Working Interest of Seller;

(ii)except to the extent necessary or advisable to avoid forfeiture or penalties, enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases (or lands pooled therewith), nor commence any drilling, reworking or completing or other operations on the Leases (or lands pooled therewith) which requires estimated expenditures exceeding Fifty Thousand and No/100 Dollars ($50,000.00), net to the Working Interest of Seller, for each operation (except for emergency operations taken in the face of risk to life, property or the environment and operations required under presently existing authorizations for expenditures described on Schedule 6.13); provided that the terms of this sub-paragraph (b)(ii) shall not apply to any expenditures of Seller which will not be charged to or are otherwise not the responsibility of (including by virtue of an upward adjustment to the Purchase Price) Buyer;

(iii)unless required by Law or a Governmental Authority, plug or abandon any well located on the Subject Interests (or lands pooled therewith) that is identified on Exhibit B as producing;

(iv)transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any portion of the Subject Interests other than the sale or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained;

(v)release, terminate or amend any Lease or Easement; and

(vi)voluntarily relinquish its position as operator to any Person other than Buyer with respect to any of the operated Assets.

Section 15.02Limitations on the Operational Obligations and Liabilities of Seller.

(a)Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted its interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation.  To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XV shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b)Except for any actions or inactions that would result in Seller’s breach of the covenant set forth in Section 15.01(a)(ii), Seller shall have no liability to Buyer for, Buyer hereby releases, and Buyer shall defend, indemnify and hold harmless Seller, its members, managers, Affiliates, co-lessees, co-venturers and its and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors and assigns (collectively, “Seller Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to pay any such payments through mistake or oversight (INCLUDING THOSE RESULTING FROM SELLER INDEMNITEES’ SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY; EXCLUDING, HOWEVER, THOSE RESULTING FROM SELLER INDEMNITEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) to the extent that such payments relate to periods after the Effective Time.

Section 15.03Operation of the Assets after Termination of the Transition Services Agreement.  It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the termination of the Transition Services Agreement, and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following such termination.  Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s).

Section 15.04Change in Circumstances; Casualty Loss.

(a)Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from the Effective Time until the Closing, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear, except to the extent that any such items are caused by the gross negligence or willful misconduct of Seller.

(b)If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened, this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such destruction or taking without reduction of the Purchase Price.

(c)Notwithstanding Section 15.04(a), in the event of any loss described in Section 15.04(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by Third Parties by reason of the destruction or taking of such Assets (up to the Allocated Value), including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, arising out of such destruction or taking.

Article XVI
Obligations and Indemnification

Section 16.01Retained Obligations.  Provided that the Closing occurs and subject to Buyer’s indemnification obligations set forth in Section 16.03, Seller shall retain (but only to the extent the same do not constitute Permitted Encumbrances or Assumed Environmental Obligations) all Losses related to (a) the payment or improper payment by Seller of royalties accruing under the Leases prior to the Effective Time; (b) the mispayment or non-payment of ad valorem, property, severance, and production Taxes attributable to the Assets prior to the Effective Time to the extent that such Taxes are allocable to the Seller in accordance with the principles of Section 11.03; and (c) any contamination or condition that is a result of any off-site disposal by Seller of any Hazardous Substances produced from the Leases on, in or below any properties not included in the Assets prior to the Effective Time, for which, and to the extent, that remediation of such contamination or condition is required by any Environmental Law, provided, with respect to clause (a) and (c), only to the extent that Buyer has provided Seller with a timely Claim Notice in accordance with Section 16.05 and not otherwise (collectively, the “Retained Obligations”).

Section 16.02Assumed Obligations.  Provided that the Closing occurs and subject to Seller’s indemnification obligations set forth in Section 16.04, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets (other than the Retained Obligations), whether attributable to periods before, at or after the Effective Time REGARDLESS OF WHETHER CAUSED OR

CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE SELLER INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) suspense accounts; (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) the Plugging and Abandonment Obligations; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (h) the obligations and liabilities described in Section 16.01(a) or 16.01(c) to the extent Buyer does not provide Seller with a Claim Notice complying with Section 16.05 on or before the day occurring eighteen (18) months after the Closing; (i) all unpaid ad valorem, property, severance, and production Taxes and assessments based upon or measured by the ownership of the Assets; (j) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; and (k) any Retained Obligation as to which Seller does not have, or no longer has, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).  The term “Plugging and Abandonment Obligations” means any and all responsibility and liability for the following, arising out of or relating to the Assets, whether before, on or after the Effective Time: (i) the necessary and proper plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (ii) the necessary and proper removal, abandonment, re-abandonment, and disposal of all structures, pipelines, gathering lines, flow lines, equipment, operating inventory, abandoned property, trash, refuse, and junk located on or comprising part of the Assets; (iii) the necessary and proper capping and burying of all associated flow lines or gathering lines located on or comprising part of the Assets in connection with any plugging, replugging, abandonment, re-abandonment, or burying of the Wells; (iv) to the extent not covered by clause (ii) above, the necessary and proper removal, removal, abandonment, re-abandonment, disposal, and decommissioning of any facilities comprising part of the Assets; and (v) the necessary and proper restoration of the surface and subsurface of the Assets (including any required reclamation) to the condition required by applicable Laws and Contracts.

Section 16.03Buyer’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, BUYER hereby releases and SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE (of any degree), STRICT LIABILITY, or other legal fault OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”), even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES (except as otherwise set forth in this agreement with respect to indemnification under section 16.03(d)), AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE ASSUMED OBLIGATIONS;

(b)any breach of representations or warranties made by Buyer in this Agreement;

(c)any breach of any covenants or agreements of Buyer under this Agreement; and

(d)any matter for which Buyer has specifically agreed to indemnify Seller or Seller Indemnitees under this Agreement.

Section 16.04Seller’s Indemnification.  PROVIDED THAT THE CLOSING OCCURS, SELLER hereby RELEASEs and shall DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS MEMBERS, MANAGERS, PARTNERS, LIMITED PARTNERS, EQUITY SPONSORS AND AFFILIATES, AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES, even if such Losses were CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES, AS A RESULT OF, ARISING OUT OF, OR RELATED TO:

(a)THE Retained OBLIGATIONS;

(b)any breach of THE FUNDAMENTAL representations made by Seller in this Agreement;

(c)any breach of THE representations AND WARRANTIES (OTHER THAN THE FUNDAMENTAL REPRESENTATIONS) made by Seller in this Agreement;

(d)any breach of any covenants or agreements of Seller under this Agreement;

(e)THE USE, OWNERSHIP OR OPERATION OF THE EXCLUDED ASSETS;

(f)ANY LOSSES (IN EACH CASE, OTHER THAN THOSE ATTRIBUTABLE TO OR RESULTING FROM AN ASSUMED ENVIRONMENTAL OBLIGATION) PERTAINING TO PROPERTY, OR FOR PERSONAL INJURY, BODILY INJURY OR DEATH OF ANY PERSON TO THE EXTENT SUCH LOSSES ARISE FROM OR ARE ATTRIBUTABLE TO (i) ANY SELLER INDEMNITEES’ GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (ii) SELLER OR ANY OF ITS AFFILIATES’ OPERATION OF THE ASSETS BETWEEN THE EFFECTIVE TIME AND THE CLOSING DATE; AND

(g)any matter for which Seller has SPECIFICALLY agreed to indemnify Buyer or Buyer Indemnitees under this Agreement;

provided, however, notwithstanding anything to the contrary contained in this Agreement:

(i)Seller’s indemnification obligations under Sections 16.04(a), (c), (d), (f), and (g) shall apply only if and to the extent the applicable Indemnified Party provides Seller with a Claim Notice complying with Section 16.05 on or before the day occurring eighteen (18) months after the Closing Date;

(ii)for the avoidance of doubt, Seller’s indemnification obligations under Sections 16.04(b) and (e) shall survive indefinitely;

(iii)Buyer shall bear sole responsibility for the aggregate costs associated with all Claims asserted under Sections 16.04(a), (c), (d), (f) and (g) up to a threshold percentage of two percent (2%) of the Unadjusted Purchase Price, it being intended by the Parties that Seller be obligated only to the extent of those costs exceeding two percent (2%) of the Unadjusted Purchase Price;

(iv)Seller’s aggregate indemnification liability for Claims asserted under Sections 16.04(a), (c), (d), (f) and (g) is limited, in the aggregate, to an amount equal to twenty-five percent (25%) of the Unadjusted Purchase Price; and

(v)Seller shall have no liability pursuant to this Section 16.04 for any Loss to the extent there has been a downward adjustment to the Purchase Price pursuant to Section 12.02.

EXCEPT FOR BUYER’S REMEDIES SET FORTH IN ARTICLE IV, ARTICLE V, SECTION 13.01(g) AND SECTION 13.03(b), INDEMNIFICATION UNDER THIS SECTION 16.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY Loss or claim of Losses arising out of or related to this Agreement or the documents executed as part of the transaction contemplated by this Agreement.

Section 16.05Notices and Defense of Indemnified Matters.

(a)For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the Party having an obligation to indemnify another Person with respect to such Losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the Persons having the right to be indemnified with respect to such Losses by the Indemnifying Party pursuant to this Agreement.

(b)To make claim for indemnification under any of Section 16.03 or 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”).  In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c)In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the 30th day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party.  The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d)If the Indemnifying Party admits its liability to defend the Indemnified Party, the Indemnifying Party shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim.  The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim.  If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest.  The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05.  Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e)If the Indemnifying Party does not admit its liability to defend the Indemnified Party or admits its liability to defend the Indemnified Party but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Indemnified Party and assume the defense of the Claim at any time prior to its settlement or final determination.  If the Indemnifying Party has not yet admitted its liability to defend the Indemnified Party for a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Indemnified Party for the Claim, and (ii) if its liability to defend the Indemnified Party is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f)In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses.  If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Section 16.06Post-Closing Security for Seller’s Obligations  At Closing, Seller and Resolute Parent shall execute the Parent Guaranty in the form attached as Exhibit F to this

Agreement (the “Parent Guaranty”) whereby Resolute Parent guarantees the obligations of the Seller under this Agreement.

Article XVII
Limitations on Representations and Warranties

Section 17.01Disclaimers of Representations and Warranties.  The express representations and warranties of Seller contained in this Agreement and in the documents to be executed pursuant to this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02Sale “As Is” “Where Is”.  BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, EXCEPT AS AND TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS.  EXCEPT AS AND TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER FOREVER RELEASES SELLER FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING, REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO SELLER’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING.  WITHOUT LIMITING THE FOREGOING, EXCEPT AS AND TO THE EXTENT OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF SELLER OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF SELLER.  NOTWITHSTANDING

THE FOREGOING, BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLER CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING.

Section 17.03DISCLAIMER REGARDING THE ASSETS.  BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (and Buyer acknowledges it is not relying on), ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04DISCLAIMER REGARDING INFORMATION.  SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING ANY INFORMATION CONTAINED IN TITLE OPINIONS PROVIDED BY SELLER) OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Section 17.05Compliance With Express Negligence Rule.  THE PARTIES AGREE THAT THE OBLIGATIONS OF THE INDEMNIFYING PARTY TO INDEMNIFY THE

INDEMNIFIED PARTY SHALL BE WITHOUT REGARD TO THE NEGLIGENCE OR STRICT LIABILITY OF THE INDEMNIFIED PARTY, WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE, EXCEPT TO THE EXTENT SUCH LOSSES WERE OCCASIONED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT THEREOF, IT BEING THE PARTIES’ INTENT THAT LOSSES ARISING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY OR ANY OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS THEREOF NOT BE COVERED BY THE INDEMNIFICATIONS SET FORTH IN THIS AGREEMENT. The foregoing is a specifically bargained for allocation of risk between the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirements under applicable Laws.

Article XVIII
Dispute Resolution

Section 18.01Scope; Appointment of Independent Expert.  All disputes among the Parties regarding Title Defects, Title Defect Values, Environmental Defects, Environmental Defect Values, Title Benefits or calculation of the Final Statement or revisions thereto (“Disputes”) shall be exclusively and finally resolved pursuant to this Article XVIII.  If the Parties are unable to reach resolution as to any such outstanding Dispute within five (5) days following delivery of a written notice from either Buyer or Seller to the other Party that Buyer or Seller, as applicable, intends to submit such Dispute to the Independent Expert for resolution pursuant to this Article XVIII, then either Party may, by written notice to the other Party (an “Election Notice”), elect to submit such Dispute to a single arbitrator (the “Independent Expert”), who shall be selected by mutual agreement of Buyer and Seller within fifteen (15) days after the delivery of such Election Notice in accordance with following:

(a)in the case of any Dispute regarding Title Defects, Title Defect Values or Title Benefits, the Independent Expert shall be a title attorney with at least twenty (20) years’ experience in oil and gas titles involving properties in the State of Wyoming and who is licensed to practice law in the State of Wyoming;

(b)in the case of any Dispute regarding Environmental Defects or Environmental Defect Values, the Independent Expert shall be an environmental consultant with at least twenty (20) years’ experience involving properties in the State of Wyoming;

(c)in the case of any Dispute regarding the calculation of the Final Statement or revisions thereto, the Independent Expert shall be a senior partner of Ernst & Young LLP; and

(d)in the case of any Dispute, the Independent Expert shall not have had any affiliation or other relationship with any Party or any Affiliate of either Party during the five (5) years prior to the Execution Date;

provided that, in any case, in the absence of such agreement within fifteen (15) days of the delivery of the Election Notice, the Independent Expert shall be selected as would a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”) notwithstanding the selection method and criteria set forth in clauses (a)-(d) above.  If any Independent Expert should die, withdraw or otherwise become incapable of serving or refuse to serve, a successor arbitrator shall be selected in the same manner as the Independent Expert.

Section 18.02Additional Procedures.  All proceedings under this Article XVIII shall be held in Denver, Colorado, and shall be conducted in accordance with the Rules, to the extent such Rules do not conflict with the terms of this Article XVIII.  The Independent Expert’s final determination shall be made within twenty-one (21) days after submission of the matters in dispute to the Independent Expert, shall be in writing, and shall set forth findings and conclusions upon which the Independent Expert based the award.  The Independent Expert shall agree to comply with the provisions set forth in this Section 18.02 before accepting appointment.  In making its determination, the Independent Expert shall be bound by terms of this Agreement, to the extent applicable, and, subject to the foregoing, may consider such other matters as in the opinion of the Independent Expert are necessary to make a proper determination.  The Independent Expert, however, may not determine that (a) a Title Defect Value of a Title Defect is greater than the Title Defect Value claimed by Buyer in its applicable Title Defect Notice, or (b) an Environmental Defect Value is greater than the Environmental Defect Value claimed by Buyer in its applicable Environmental Defect Notice, (c) the value of a Title Benefit is greater than the amount claimed by Seller, (d) the value of an upward adjustment to the Purchase Price is greater than the amount claimed by Seller, or (e) the value of a downward adjustment to the Purchase Price is greater than the amount claimed by Buyer.  The Independent Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects, Title Defect Values, Title Benefits, Environmental Defects or Environmental Defect Values, or calculation of the Final Statement or revisions thereto submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter.  Seller and Buyer shall each bear their own legal fees and other costs.  Seller and Buyer shall each bear one-half (1/2) of the costs and expenses of the Independent Expert.

Section 18.03Waiver.  Notwithstanding anything to the contrary in this Agreement, at any time Buyer may waive (in writing) any Title Defect, Title Defect Value, Environmental Defect or Environmental Defect Value previously asserted by Buyer.

Section 18.04Binding Nature.  The decision and award of the Independent Expert with respect to any arbitration under this Article XVIII shall be binding upon the Parties and final and nonappealable to the maximum extent permitted by Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by either Party as a final judgment of such court.

Section 18.05Confidentiality.  Except to the extent necessary to enforce a decision and award of the Independent Expert, to enforce other rights of the Parties hereunder, or as required by applicable Law or the rules of any stock exchange on which the securities of either Party or any of its Affiliates are listed or are in the process of being listed, the Independent Expert and Parties, and their counsel, consultants and other representatives, shall maintain as confidential the fact any proceedings are ongoing, or have been completed, under this Article XVIII, any decision and award of the Independent Expert and all documents prepared and submitted by either Party, or its counsel, consultants and other agents and representatives, in connection with any proceedings under this Article XVIII.

Article XIX
Miscellaneous

Section 19.01Names.  As soon as reasonably possible after the termination of the Transition Services Agreement, but in no event later than the 45th day after such termination, Buyer shall remove the name of Seller and its Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of its Affiliates, or any variations of them.

Section 19.02Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 19.03Filings, Notices and Certain Governmental Approvals.  Promptly after Closing or the termination of the Transition Services Agreement, in each case, as applicable, Buyer shall (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue (with Seller’s assistance, as may be reasonably requested by Buyer) all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing.  Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 19.04Announcements.  Prior to making any press release or public announcement with respect to this Agreement or the transaction represented herein, the Party desiring to make such press release or public announcement shall consult in good faith with the other Party and seek comments from such other Party with respect to the press release or public announcement (which such comments shall be considered in good faith by the proposing Party); provided, however, that if such press release or public announcement contains the name of the non-proposing Party, such non-proposing Party’s prior written consent (which may be withheld at the sole discretion of such Party) shall be required; provided further, however, that nothing contained in this Section 19.04 shall be construed to require either Party to obtain the prior written consent of the other Party to disclose information with respect to this Agreement or the transaction represented herein (including the names of the parties to this Agreement) to any Governmental Authority to the extent required by applicable Law or this Agreement or necessary to comply with disclosure requirements of the Securities and Exchange Commission, New York Stock Exchange, or any other regulated stock exchange.

Section 19.05Document Retention.  As used in this Section 19.05, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial, accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date.  Buyer shall retain and preserve the Documents for a period of no less than seven (7) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during Buyer’s regular business hours during such time period.  Seller shall have the right during such period to make copies of the Documents at its expense.

Section 19.06Entire Agreement.  This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement.  Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 19.07Waiver.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 19.08Construction.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 19.09No Third Party Beneficiaries.  Except for the Buyer Indemnitees and Seller Indemnitees, each of which are Third-Party beneficiaries of this Agreement, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third-Party beneficiary contract.

Section 19.10Assignment.  Either Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, which consent may be withheld for any or no reason, and any assignment made without such consent shall be void.  Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and legal representatives.

Section 19.11Governing Law.  THIS AGREEMENT, any documents delivered as part of the transaction contemplated by this Agreement (except as otherwise set forth in the remainder of this Section 19.11), and THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE ASSIGNMENT AND ANY OTHER INSTRUMENTS OF CONVEYANCE EXECUTED PURSUANT TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE WHERE THE ASSETS TO WHICH THEY PERTAIN ARE LOCATED, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT APPLY THE LAWS OF ANOTHER JURISDICTION.

Section 19.12Jurisdiction; Waiver of Jury Trial.  THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF COLORADO FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT.  Subject to Article XVIII, ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF COLORADO SITTING IN DENVER COUNTY, OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO.  EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.  EACH PARTY ALSO WAIVES ANY BOND OR SURETY (OR OTHER SECURITY UPON SUCH BOND) WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OTHER PARTY.

Section 19.13Notices.  Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by mail, overnight courier service or e-mail (with read receipt requested) to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.  Notice given by e-mail shall be deemed to have been received by a Party when receipt is confirmed by the applicable transmitting device (with the receiving Party being obligated to respond affirmatively to any read receipt requests delivered by the other Party).

Seller:	Resolute Wyoming, Inc.

1700 Lincoln Street, Suite 2800

Denver, CO 80203

Attention:  General Counsel

E-mail: MStefanoudakis@resoluteenergy.com

With a copy to (which shall not constitute notice):

Resolute Wyoming, Inc.
1700 Lincoln Street, Suite 2800
Denver, CO 80203
Attention:  Vice President - Land

E-mail: balleman@resoluteenergy.com

Buyer:	Massif Oil & Gas, LLC c/o MCL 1 Oil and Gas Wyoming LLC 200 River Pointe Dr., Suite 260 Conroe, TX 77304 Attention: Barrett J. Frizzell

E-mail: bfrizzell@massifoil.com

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 19.14Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 19.15Survival.  The representations and warranties of Seller set forth in Article VI and the covenants, obligations (including indemnification obligations), and agreements of Seller and Buyer under this Agreement shall survive the Closing for a period of eighteen (18) months following the Closing Date; provided however, that (a) the representations and warranties contained in Section 6.08 relating to Taxes (and Seller’s indemnification obligations therefor) shall continue until sixty (60) days after the applicable statute of limitations (including any extension thereof) closes the taxable year to which the subject taxes relate, and (b) the Fundamental Representations (and Seller’s indemnification obligations therefor) shall survive the Closing indefinitely.  The obligations and covenants of Buyer under this Agreement that survive the Closing shall be deemed covenants running with the land.

Section 19.16Time of the Essence.  Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement.

Section 19.17Counterpart Execution.  This Agreement may be executed in any number of counterparts (including by e-mail transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of Parties execute the same counterpart.  If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes.  All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 19.18Seller’s Knowledge.  Whenever a statement in this Agreement is qualified by a phrase such as to Seller’s “Knowledge” (or other similar use of “Knowledge” attributable to Seller), the Parties intend that the only information to be attributed to Seller is information actually known (after reasonable inquiry) by Bill Alleman, Bob Brady and Patrick Flynn.

Section 19.19Relationship of the Parties.  This Agreement shall not create and it is not the purpose or intention of the Parties to create any partnership, mining partnership, joint venture, general partnership, or other partnership relationship and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the Execution Date.

SELLER: RESOLUTE WYOMING, INC.

By:	/s/ Richard F. Betz
Richard F. Betz
E.V.P

BUYER: MCL 1 OIL AND GAS WYOMING LLC

By:	/s/ Kim Gualtieri
Kim Gualtieri
Vice President

Solely for the purposes of Section 16.06:

RESOLUTE ENERGY CORPORATION

By:	/s/ Richard F. Betz
Richard F. Betz
E.V.P.

Signature Page to
Purchase and Sale Agreement